Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reports
Fourth Quarter and Full Year 2008 Financial Results
Detroit, Michigan, January 30, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2008.
Full Year 2008 Results
•	Full year sales of $2.1 billion

•	Net loss of $1.2 billion, or $23.73 per share

•	AAM’s full year results reflect the adverse impact of approximately $1.0 billion of special charges, asset impairments and other non-recurring operating costs; approximately three-quarters of these charges and costs were non-cash in the period and relate to the implementation of new labor agreements, hourly and salaried attrition program activity, plant closures and other actions to rationalize capacity, redeploy underutilized assets and align AAM’s business to current and projected market requirements

•	43% year-over-year decline in total light truck production volumes as compared to the full year 2007

•	Content-per-vehicle of $1,391, approximately 8% higher than the previous year

•	Non-GM sales of $544.6 million, or 26% of total net sales
AAM’s results in the fourth quarter of 2008 were a net loss of $112.1 million or $2.17 per share. This compares to a net loss of $26.8 million, or $0.52 per share, in the fourth quarter of 2007. AAM’s results in the fourth quarter of 2008 includes a tax expense provision of $69.5 million, primary relating to non-cash charges to establish and adjust valuation allowances on AAM’s U.S. and U.K. deferred tax assets. This compares to a tax benefit of $34.5 million in the fourth quarter of 2007.
AAM’s net loss for the full year 2008 was $1.2 billion, or $23.73 per share. This compares to net earnings of $37.0 million, or $0.70 per share, in 2007.
“The year 2008 was a turbulent and transformational year for AAM,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch . “The U.S. automotive industry has been pushed to the verge of collapse due to numerous adverse market, economic and competitive forces. As a result, 2008 proved to be a brutally difficult and demanding year for the entire domestic automotive industry. AAM accepted these challenges head-on and is making the hard, necessary and structural changes to return to profitability.
“In 2008, we achieved historic gains in the market cost competitiveness and operating flexibility of AAM’s U.S. manufacturing base. We developed and implemented a comprehensive restructuring, resizing and profit recovery plan designed to increase capacity utilization and rebuild AAM’s balance sheet strength. We continued to invest in AAM’s advanced product, process and systems technology and expanded AAM’s global manufacturing and sourcing footprint. We provided exceptional value to our customers through AAM’s outstanding daily performance on product development, quality, reliability, warranty, delivery and launch support. We grew AAM’s new business backlog to $1.4 billion by enhancing customer relationships around the world. These actions position AAM to successfully manage through this difficult period and emerge as stronger and more balanced company for the future.”

In 2008, AAM recorded approximately $1 billion of special charges, asset impairments and other non-recurring operating costs. Of this total, approximately three-quarters of these charges and costs were non-cash in the period.
These charges and costs are summarized in the following table:

	(in millions)	EPS Impact

Asset impairments, lease accruals and indirect inventory write-downs	$603.7	$11.70
Attrition programs and benefit reductions for U.S. hourly and salary associates	206.9	4.01
Accelerated Buydown Program (BDP) expense	51.9	1.01
Lump-sum signing bonus paid to UAW and IAM associates at original U.S. locations	19.5	0.38
Accrual for Supplemental Unemployment Benefits (SUB)	18.0	0.35
Valuation allowance for deferred tax assets	62.7	1.21
Other (primarily plant closure accruals and asset redeployment costs)	22.7	0.44

Total special charges and non-recurring operating costs	$985.4	$19.10

•	Asset impairment charges, operating lease accruals and indirect inventory write-downs of $603.7 million. Approximately half of these charges relate to the closure of three of AAM’s original U.S. locations (including the previously idled driveline assembly facility in Buffalo, New York and two forging facilities: one in Tonawanda, New York and the other in Detroit, Michigan) and the idling of portions of AAM’s driveline assembly facility in Detroit, Michigan. The remaining portion of the asset impairment charges primarily results from the impact of structural changes in the level of market demand and accelerated reductions in customer production volumes anticipated for the major North American light truck and SUV product programs AAM currently supports for GM in the Detroit and Three Rivers, Michigan driveline assembly facilities.

•	Special charges of $206.9 million relating to U.S. hourly and salaried attrition programs and benefit reductions, including pension and other postretirement benefit curtailments and special and contractual termination benefits. Included in this activity are charges relating to plant closing agreements, voluntary elections under the Special Separation Program (SSP) offered to UAW-represented associates at AAM’s original U.S. locations and salaried workforce reductions.

•	Special charge of $51.9 million relating to the total estimated Buydown Program (BDP) payments to those associates that are expected to be permanently idled throughout the new labor agreements. The BDP was applicable for associates that did not elect to participate in the SSP. Under the BDP, AAM will make three annual lump-sum payments to associates in exchange for, among other things, a base wage decrease.

•	Special charges of $19.5 million related to lump-sum signing bonuses paid to AAM’s UAW and IAM -represented associates upon ratification of the new labor agreements at the original U.S. locations.

•	Special charge of $18.0 million for Supplemental Unemployment Benefits (SUB) estimated to be payable to UAW-represented associates during the term of the new labor agreements at AAM’s original U.S. locations.

•	Special charges of $62.7 million to establish valuation allowances on AAM’s U.S. and U.K. deferred tax assets as required under SFAS No. 109, Accounting for Income Taxes.

•	Other special charges and non-operating costs of $22.7 million, primarily relating to costs incurred in connection with plant closings, including costs to redeploy machinery and equipment to support the launch of AAM’s $1.4 billion new business backlog and reduce future capital spending.
In 2007, AAM recorded special charges and non-recurring operating costs related to a voluntary separation program at the Buffalo Gear, Axle & Linkage facility in Buffalo, New York. Production at this facility was idled in December 2007. Also in 2007, AAM incurred additional special charges and non-recurring operating costs relating to other hourly and salaried attrition programs, asset impairments, debt refinancing costs and the redeployment of machinery and equipment and other actions to rationalize underutilized capacity. In total, AAM’s 2007 results reflect the impact of charges amounting to $93.9 million, or $1.18 per share, relating to these items, including pension and other postretirement benefit curtailments and special termination benefits. In the fourth quarter of 2007, AAM recorded $70.6 million, or $0.92 per share, of these total special charges and non-recurring operating costs.

Net sales for the full year 2008 were $2.1 billion as compared to $3.2 billion in 2007. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 41% in 2008 as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down approximately 53% in 2008 on a year-over-year basis. Non-GM sales represented 26% of total sales in 2008.
Net sales in the fourth quarter of 2008 were $503.0 million as compared to $755.2 million in the fourth quarter of 2007. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 37% in the fourth quarter of 2008 as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down approximately 71% in the fourth quarter of 2008 on a year-over-year basis. Non-GM sales represented 22% of total sales in the fourth quarter of 2008.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. For the full year 2008, AAM’s content-per-vehicle increased approximately 8% to $1,391 as compared to $1,293 in 2007.
AAM’s SG&A spending for the full year 2008 was $185.4 million as compared to $202.8 million in 2007. AAM’s R&D spending for the full year 2008 was approximately $85.0 million as compared to $80.4 million in 2007.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment and dividends paid. Net cash used by operating activities for the full year 2008 was $163.1 million as compared to net cash provided by operating activities of $367.9 in 2007. Capital spending and deposits for acquisition of property and equipment, net of proceeds from the sales of equipment for the full year 2008 was $143.9 million as compared to $186.5 million in 2007. Reflecting the impact of this activity and dividend payments of $18.3 million, AAM’s free cash flow use of $325.3 million in 2008 compared to an inflow of $149.6 million in 2007.
A conference call to review AAM’s fourth quarter and full year 2008 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on January 30, 2009 until 5:00 p.m. ET February 6, 2009 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 77289567.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.

Certain statements contained in this press release are forward-looking statements related to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially as a result of many factors, including but not limited to: GM and Chrysler LLC’s ability to comply with the terms of the Secured Term Loan Facility provided by the U.S. Treasury as well as any additional requirements of the Troubled Asset Relief Program (TARP) applicable to our customers, the impact on our business of requirements imposed on, or actions taken by, any of our customers in response to TARP or similar programs, global economic conditions, reduced purchases of our products by General Motors Corporation (GM), Chrysler LLC (Chrysler) or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D and other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); additional restructuring actions that may occur; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to improve our U.S. labor cost structure; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations; liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
# # #
For additional information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Christopher M. Son
Manager, Corporate Communications and Media Relations	Director, Investor Relations and Corporate Communications
(313) 758-4882	(313) 758-4814
renee.rogers@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In millions, except per share data)		(In millions, except per share data)
Net sales	$503.0	$755.2	$2,109.2	$3,248.2

Cost of goods sold	474.6	757.0	2,974.4	2,969.8

Gross profit (loss)	28.4	(1.8)	(865.2)	278.4

Selling, general and administrative expenses	48.1	47.7	185.4	202.8

Operating income (loss)	(19.7)	(49.5)	(1,050.6)	75.6

Interest expense	(22.0)	(14.8)	(70.4)	(61.6)
Investment income (loss)	2.0	3.3	2.5	9.3
Other income (expense), net
Debt refinancing cost	—	—	—	(5.5)
Other, net	(3.0)	(0.3)	(2.8)	(0.2)

Income (loss) before income taxes	(42.7)	(61.3)	(1,121.3)	17.6

Income tax expense (benefit)	69.5	(34.5)	103.3	(19.4)

Minority interest	0.1	—	0.3	—

Net income (loss)	$(112.1)	$(26.8)	$(1,224.3)	$37.0

Diluted earnings (loss) per share	$(2.17)	$(0.52)	$(23.73)	$0.70

Diluted shares outstanding	51.6	51.5	51.6	52.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2008	2007
	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$198.8	$343.6
Short-term investments	77.1	—
Accounts receivable, net	186.9	264.0
AAM/GM agreement receivable	60.0	—
Inventories, net	111.4	242.8
Prepaid expenses and other	59.2	73.4
Deferred income taxes	5.5	19.5

Total current assets	698.9	943.3

Property, plant and equipment, net	1,064.2	1,696.2
Deferred income taxes	20.7	78.7
Goodwill	147.8	147.8
Other assets and deferred charges	98.6	57.4

Total assets	$2,030.2	$2,923.4

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$250.9	$313.8
Accrued expenses and other	288.1	197.8

Total current liabilities	539.0	511.6

Long-term debt	1,139.9	858.1
Deferred income taxes	4.8	6.6
Deferred revenue	178.2	66.0
Postretirement benefits and other long-term liabilities	600.4	581.7

Total liabilities	2,462.3	2,024.0

Stockholders’ equity (deficit)	(432.1)	899.4

Total liabilities and stockholders’ equity (deficit)	$2,030.2	$2,923.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In millions)		(In millions)
Operating activities
Net income (loss)	$(112.1)	$(26.8)	$(1,224.3)	$37.0
Depreciation and amortization	34.3	58.4	199.5	229.4
Other	12.0	4.7	861.7	101.5

Net cash flow provided by (used in) operating activities	(65.8)	36.3	(163.1)	367.9

Purchases of property, plant & equipment	(37.4)	(53.5)	(140.2)	(186.5)
Payment of deposits for acquisition of property and equipment	(7.1)	—	(7.1)	—
Acquisition, net	(10.7)	—	(10.7)
Proceeds from sales of assets	1.1	—	3.4	—
Reclass of short-term investments	40.1	—	(77.1)	—

Net cash flow provided by (used in) operations	(79.8)	(17.2)	(394.8)	181.4

Net increase (decrease) in long-term debt	(157.5)	4.8	285.4	172.3
Debt issuance costs	(13.4)	—	(13.4)	(7.5)
Repurchase of treasury stock	—	(0.1)	(0.1)	(2.0)
Employee stock option exercises, including tax benefit	—	2.1	0.9	17.3
Dividends paid	(1.0)	(8.0)	(18.3)	(31.8)

Net cash flow provided by (used in) financing activities	(171.9)	(1.2)	254.5	148.3

Effect of exchange rate changes on cash	(3.7)	(0.1)	(4.5)	0.4

Net increase (decrease) in cash and cash equivalents	(255.4)	(18.5)	(144.8)	330.1

Cash and cash equivalents at beginning of period	454.2	362.1	343.6	13.5

Cash and cash equivalents at end of period	$198.8	$343.6	$198.8	$343.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In millions)		(In millions)
Net income (loss)	$(112.1)	$(26.8)	$(1,224.3)	$37.0
Interest expense	22.0	14.8	70.4	61.6
Income taxes	69.5	(34.5)	103.3	(19.4)
Depreciation and amortization	34.3	58.4	199.5	229.4

EBITDA	$13.7	$11.9	$(851.1)	$308.6

Net debt(b) to capital

	December 31,	December 31,
	2008	2007
	(In millions, except percentages)
Total debt	$1,139.9	$858.1
Less: cash and cash equivalents	198.8	343.6

Net debt at end of period	941.1	514.5

Stockholders’ equity (deficit)	(432.1)	899.4

Total invested capital at end of period	$509.0	$1,413.9

Net debt to capital(c)	184.9%	36.4%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In millions)		(In millions)
Net cash provided by operating activities	$(65.8)	$36.3	$(163.1)	$367.9
Less: Purchases of property, plant & equipment and proceeds from sale of equipment	(36.3)	(53.5)	(136.8)	(186.5)
Payment of deposits for acquisition of property and equipment	(7.1)	—	(7.1)	—

Net operating cash flow	(109.2)	(17.2)	(307.0)	181.4

Less: dividends paid	(1.0)	(8.0)	(18.3)	(31.8)

Free cash flow	$(110.2)	$(25.2)	$(325.3)	$149.6

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier I automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity (deficit) and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.